Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DRIVEN DELIVERIES, INC.,

BUDEE ACQUISITION, INC.,

AND

BUDEE, INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of February 24, 2020, among:

●	Driven Deliveries, Inc., a Delaware corporation (“Parent”);

●	Budee Acquisition, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“BA”); and

●	Budee, Inc., a California corporation (“BUDEE”).

RECITALS

A.	Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (“NRS”) and the California Corporations Code (“CCC”), Parent, BA, and BUDEE intend to enter into a business combination transaction (the “Merger”).

B.	The Board of Directors of Parent took the following actions:

●	determined the Merger is consistent with the long-term business strategy of Parent, and in the best interests of Parent and its stockholders;

●	approved this Agreement (and all other transactions contemplated by it); and

●	adopted a resolution declaring the Merger advisable.

C.	The Board of Directors of BA took the following actions:

●	determined the Merger is consistent with and in furtherance of the long-term business strategy of BA and fair to, and in the best interests of, BA and its stockholders;

●	approved this Agreement (and all other transactions contemplated by it);

●	adopted a resolution declaring the Merger advisable; and

●	determined to recommend that the stockholders of BA adopt this Agreement.

D.	The Board of Directors of BUDEE took the following actions:

●	determined the Merger is consistent with and in furtherance of the long-term business strategy of BUDEE and fair to, and in the best interests of, BUDEE and its stockholders;

●	approved this Agreement (and all other transactions contemplated by it);

●	adopted a resolution declaring the Merger advisable; and

●	determined to recommend the stockholders of BUDEE adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.

THE MERGER

1.	The Merger. At the Effective Date (as defined in Section 1.a ) and pursuant to the terms and conditions of this Agreement and the applicable provisions of the NRS and CCC, BUDEE shall merge with BA (the “Merger”), the separate existence of BA shall cease and BUDEE shall continue as the surviving entity as a wholly-owned subsidiary of Parent. The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Company”, which shall be a wholly-owned subsidiary of Parent.

2.	Effective Date. This Agreement shall be binding from the date first written above. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at Parent’s offices on February 21, 2020, or such other time and date to be specified by the parties. The date upon which the Closing actually occurs is herein referred to as the “Effective Date.” On the Effective Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached as Exhibit A hereto or like instrument (a “Nevada Certificate of Merger”) with the Secretary of State of the State of Nevada, in accordance with the relevant provisions of the NRS and filing a Certificate of Merger in the form attached as Exhibit B hereto or like instrument (a “California Certificate of Merger”) with the California Secretary of State, in accordance with the relevant provisions of the CCC (the time at which the Merger has become fully effective (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) is referred to herein as the “Effective Date”).

3.	Effect of the Merger.

a.	At the Effective Date, the effect of the Merger shall be as provided in the applicable provisions of the NRS and CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, except as provided herein, all the property, rights, privileges, powers and franchises of BA shall vest in the Surviving Company, and all debts and liabilities of BA shall become the debts, liabilities and duties of the Surviving Company, including but not limited to any liability for taxes due any agency or regulatory authority, any liability resulting from any litigation or dispute, and any obligation to defend any litigation or dispute, arising from past or prospective operations of BA.

b.	Prior to or at the Effective Date, the properties and assets of BUDEE will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), except for BUDEE’s material liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise (collectively the “Liabilities”).

4.	Certificate of Incorporation. From and after the Effective Date and until further amended in accordance with applicable law, the Articles of Incorporation of BA as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Company.

5.	BA Board of Directors and Management.

a.	Unless otherwise determined by Parent and BA prior to the Effective Date, the Board of Directors of BA immediately prior to the Effective Date shall be the Board of Directors of the Surviving Company at and after the Effective Date, each to hold the office of a Director of the Surviving Company in accordance with the provisions of the NRS and the Articles of Incorporation of the Surviving Company until their successors are duly elected and qualified.

b.	Unless otherwise determined by Parent and BA prior to the Effective Date, the officers of BA immediately prior to the Effective Date shall be the officers of the Surviving Company at and after the Effective Date, each to hold office in accordance with the provisions of the Articles of Incorporation of the Surviving Company.

6.	Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Date, by virtue of the merger (and without any further action by Parent, BA and BUDEE, or the holders of any of the securities of such entities), the following consideration shall be exchanged:

a.	Deliverable by Parent to BUDEE Shareholders.

(i) Parent will make cash payments to the BUDEE shareholders (in the manner such shareholders shall designate in writing) as follows:

(a) Cash payment in the aggregate amount of $200,000 on or before April 15, 2020 via bank wire or certified check;

(b) Cash payment in the aggregate amount of $225,000 on or before July 15, 2020 via bank wire or certified check;

(c) Cash payment in the aggregate amount of $300,000 on or before Oct 15, 2020 via bank wire or certified check;

(ii) At the Effective Date, Parent shall deliver BUDEE shareholders the greater of 13,333,333 shares of Parent Common Stock or a number of shares equal to in value to $12,366,000 of Parent’s stock as of the Effective Date.

(iii) Piggyback Registration Rights. The BUDEE shareholders shall have the right to have some or all of their Parent Common Stock Shares included as selling shareholder shares if and when Parent files a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission.

b.	Deliverable by BUDEE to Parent and BA. At the Effective Date, BUDEE deliverables to Parent and BA shall include but not be limited to the following:

(i) At the Effective Date, subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, BA, BUDEE or the holders of any of the following securities, BUDEE shall simultaneously cancel all of its then-issued and outstanding shares and 1,000,000 new shares of BUDEE common stock (the “Merger Shares”) shall be issued to Parent which shall comprise 100% of the then issued and outstanding stock of BUDEE.

(ii) All assets utilized in connection with BUDEE’s business operations, including but not limited to all licenses and intellectual property.

(iii) Except as set forth on Schedule 2.16, evidence that all loans and payables (both on the balance sheet and in connection with off-balance sheet transactions) have been paid off and retired prior to the Effective Date.

c.	(iv) Net Working Capital. In connection with this transaction, it is assumed that the net working capital of BUDEE at the Effective date will be $0.00. If the net working capital is more than $0.00 at the Effective date, the cash portion of the merger consideration will be adjusted accordingly in a Post-Closing Adjustment. If the Net Working Capital exceeds $85,000 due to Parent than Parent shall prepare and on no later than the 90th day following the Closing Date deliver to the BUDEE an unaudited balance sheet of the Company prepared in accordance with GAAP together with a certificate executed by the chief financial officer of the Parent (the “Post-Closing Certificate”) setting forth: The actual amount of (1) Net Working Capital (the “Actual Net Working Capital”), (2) the aggregate amount of all cash and cash equivalents (the “Actual Cash”), and (3) the aggregate amount of Indebtedness (the “Actual Indebtedness”). If the BUDEE disagrees with the Parent’s calculation of the New Working Capital, then BUDEE shall deliver a Notice of Disagreement to the Parent within thirty (30) days after the BUDEE’s receipt of the Post-Closing Certificate (the “Notice of Disagreement”). The Notice of Disagreement shall set forth in reasonable detail the basis for the BUDEE’s disagreement with the Parent’s determination of the Post-Closing Adjustment, the US dollar amounts of the proposed adjustments and the BUDEE’s good faith estimate of the Post-Closing Adjustment. If no Notice of Disagreement is received by Parent within such thirty (30) day period, then the Post-Closing Certificate (and the Post-Closing Adjustment reflected therein) shall be deemed to have been accepted by the BUDEE, shall become final and binding upon the Parties and shall be the “Final Closing Statement.”

d.	During the thirty (30) days immediately following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve any differences that they may have with respect to any item specified in the Notice of Disagreement. If at the end of such thirty (30) day period the Parties have been unable to agree upon a Final Closing Statement, the Parties shall submit to a mutually agreed upon Neutral Accountant for review and resolution of any and all items set out in the Notice of Disagreement that remain in dispute. The Neutral Accountant shall use commercially practicable efforts to make a final determination of the items that remain in dispute with respect to the determination of the Post-Closing Adjustment within thirty (30) days thereof. The Post-Closing Adjustment, as so determined, shall be final and binding upon the Parties for all purposes of this Agreement and shall be the “Final Closing Adjustment,” and the Post-Closing Certificate reflecting amounts agreed by the Parties and the Final Closing Adjustment as determined pursuant to this paragraph, shall become final and binding upon the Parties and shall be the “Final Closing Statement.” During the thirty (30) day review by the Neutral Accountant, the Parties shall make available to the Neutral Accountant access to such individuals, information, books and records as may be reasonably required by the Neutral Accountant to make its final determination. The Neutral Accountant may not make any determination with respect to any items not set forth in the Notice of Disagreement or with respect to items otherwise resolved by Parent and the BUDEE and any items set forth in the Notice of Disagreement shall be resolved based upon the determination of the Neutral Accountant and shall be deemed to be part of the Final Closing Statement. The fees and expenses of the Neutral Accountant shall be shared equally between the BUDEE, on the one hand, and the Parent, on the other hand.

7.	Rights of BUDEE Security Holders.

a.	On the Effective Date, all rights of BUDEE security holders with respect to BUDEE’s shares issued prior to the Effective Date shall terminate (other than with respect to the Merger Shares) and any BUDEE securities which were outstanding prior to the Effective Date shall be cancelled without any further action on the part of any party. In any matters relating to such BUDEE security ownership, BA and Parent may rely conclusively upon the records maintained by BUDEE containing the names and addresses of the holders of record of BUDEE securities on the Effective Date.

8.	No Further Ownership Rights in BUDEE. The delivery of the Merger Consideration by Parent and BA in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to the holders of securities of BUDEE. After the Effective Date, there shall be no further registration of transfers on the records of BUDEE securities which were outstanding immediately prior to the Effective Date. If, after the Effective Date, any evidence of ownership of BUDEE securities issued prior to the Effective Date are presented to Surviving Company for any reason, they shall be cancelled as provided in this ARTICLE I.

9.	Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations (the “Regulations”). Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

10.	Taking of Necessary Action; Further Action. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of BUDEE, the officers and directors of Parent and the Surviving Company shall be fully authorized (in the name of BUDEE) to take all such necessary action.

II.

REPRESENTATIONS AND WARRANTIES OF BUDEE

Except as set forth in the schedules attached hereto, BUDEE hereby represents and warrants to BA and Parent that the statements contained in this ARTICLE II are true and correct.

1.	Organization, Qualification and Subsidiaries. BUDEE is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. BUDEE has no subsidiaries and does not have an equity interest in any other firm, partnership, association or other entity. As of the Effective Date, BUDEE is duly qualified to transact business in the State of California and is in good standing under the applicable laws thereof.

2.	Authorization, Enforcement. BUDEE has the requisite power and authority to conduct its business as presently conducted and to enter into and to consummate the Merger. The execution and delivery of this Agreement by BUDEE and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of BUDEE and no further consent or action is required by BUDEE, other than the Required Approvals (as defined in Section 3.2 below) and the approval of BUDEE’s stockholders and the approval of the stockholders of BA of the Merger and the amendments to their respective certificates/articles of incorporation (the “Approvals”). This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of BUDEE enforceable against BUDEE in accordance with its terms, subject to the Approvals, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally and general principles of equity.

3.	No Conflicts. The execution, delivery and performance of this Agreement by BUDEE and the consummation by BUDEE of the Merger do not and will not: (i) conflict with or violate any provision of BUDEE’s Articles of Incorporation or By-Laws or (ii) subject to obtaining the Approvals and the filing with the Secretary of State of its state of incorporation/formation of a Certificate of Merger (collectively, the “Required Approvals”), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing BUDEE debt or otherwise) or other understanding to which BUDEE is a party or by which any material property or asset of BUDEE is bound or affected, or (iii) result in a violation of any known applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which BUDEE is subject (including state securities laws and regulations), or by which any material property or asset of BUDEE is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate (a) materially and adversely affect the legality, validity or enforceability of the Merger, (b) have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of BUDEE, taken as a whole, or (c) materially and adversely impair BUDEE’s ability to perform fully on a timely basis its obligations under this Agreement (any of (a), (b) or (c), a “BUDEE Material Adverse Effect”).

4.	Filings, Consents and Approvals. Other than as detailed in Schedule 2.4 hereto, BUDEE is not aware that it is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by BUDEE of this Agreement, other than the Required Approvals.

5.	Capitalization. As of the date of this Agreement and as of immediately before the Effective Date, BUDEE’s outstanding capital is as set forth on Schedule 2.5. Except as described in Schedule 2.5, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or exchangeable for, or giving any Person any right to subscribe for or acquire, any interest in BUDEE, or contracts, commitments, understandings or arrangements by which BUDEE is or may become bound to issue additional interest in BUDEE or rights convertible or exchangeable into any interest in BUDEE.

6.	Contracts and Commitments.

a.	Schedule 2.6 hereto lists the following agreements, whether oral or written, to which BUDEE is a party, which are currently in effect, and which relate to the operation of BUDEE’s business:

b.	collective bargaining agreement or contract with any labor union;

c.	contract, agreement or understanding relating to the voting of BUDEE stock or the election of its’ Board of Directors;

d.	lease or agreement under which BUDEE is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $50,000;

e.	other agreement which is either material to BUDEE’s business or was not entered into in the ordinary course of business.

To BUDEE’s knowledge:

f.	BUDEE has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.6 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption;

g.	BUDEE has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and

h.	BUDEE has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

7.	Affiliate Transactions. Except as set forth in Schedule 2.7 hereto, and other than pursuant to this Agreement, no officer or Director of BUDEE, or any member of the immediate family of any such officer or Director, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons) (collectively “BUDEE Insiders”), has any agreement with BUDEE (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of BUDEE (other than ownership of securities of BUDEE). Except as set forth on Schedule 2.7, BUDEE is not indebted to any BUDEE Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no BUDEE Insider is indebted to BUDEE (except for cash advances for ordinary business expenses). None of the BUDEE Insiders has any direct or indirect interest in any competitor, supplier or customer of BUDEE or in any person, firm or entity from whom or to whom BUDEE leases any property, or in any other person, firm or entity with whom BUDEE transacts business of any nature. For purposes of this Section 2.7 the stockholders of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

8.	Financial Statements. BUDEE has provided Parent and BA with financial statements for the period ending December 31, 2019. The financial statements of BUDEE, together with the related notes thereto, present fairly, in all material respects, the financial position of BUDEE as of the dates specified and the results of its operations and changes in financial position for the periods covered thereby. Such unaudited financial statements and related notes were prepared in accordance with Cash Basis throughout the period indicated except as may be disclosed in the notes thereto. Except as required to be set forth in such financial statements, or on Schedule 2.8, BUDEE has no material liabilities of any kind, whether accrued, absolute, contingent or otherwise or entered into any material transactions or commitments.

9.	Taxes. Other than as set forth on Schedule 2.9 BUDEE has filed, on a timely basis, each Federal, state and local Tax Returns which are required to be filed by it, or has requested an extension therefore, and has paid all Taxes and all related assessments, penalties and interest shown on such tax returns to the extent that the same have become due and are not being contested in good faith.

10.	Litigation. Other than as set forth on Schedule 2.10, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of BUDEE, threatened against or affecting BUDEE or its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) materially adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an BUDEE Material Adverse Effect. BUDEE is not nor has it ever been the subject of any Action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of BUDEE, there is not pending or contemplated, any investigation by the SEC or any other governmental authority involving BUDEE.

11.	Compliance. BUDEE is not:

a.	in violation of its Articles of Incorporation or Bylaws;

b.	in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by BUDEE under), nor has BUDEE received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in an BUDEE Material Adverse Effect; or

c.	in violation of any order of any court, arbitrator or governmental body.

12.	Regulatory Permits. Other than as set forth on Schedule 2.4 BUDEE has not received any notice of proceedings relating to the revocation or modification of any Permit. Following the Merger, Parent will be ultimately responsible for compliance with State and local regulations with respect to all licenses and permits held by BUDEE.

13.	Properties. BUDEE does not own any real property in fee simple. BUDEE has good and marketable title to all other property (personal, tangible and intangible) owned by it, free and clear of all security interests, liens and encumbrances, except those that:

a.	do not materially interfere with the use made of such property by BUDEE;

b.	for such imperfections of title and encumbrances that would not have an BUDEE Material Adverse Effect; or

c.	for liens that are not yet due and payable.

14.	Intellectual Property. Other than as set forth on Schedule 2.7 to the extent it has filed applications for intellectual property protection, BUDEE owns all right, title and interest in, or possesses adequate and enforceable rights to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes, formulations, software and source and object codes necessary for the conduct of BUDEE business (collectively, the “Intangibles”), except to the extent that the failure to own or possess adequate rights to such Intangibles would not have a BUDEE Material Adverse Effect. To its the knowledge, BUDEE has not infringed upon the rights of others with respect to the Intangibles and BUDEE has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles, which infringement or conflict, if the subject of an unfavorable decision, would have a BUDEE Material Adverse Effect.

15.	Insurance. The insurance policies owned and maintained by BUDEE that are material to BUDEE are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that BUDEE is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and BUDEE has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

16.	No Undisclosed Liabilities. Except as reflected in the balance sheet(s) of 2/12/2020 (the “BUDEE Balance Sheets”) contained in the unaudited and reviewed financial statements referenced in Section 2.8, or as otherwise disclosed on Schedule 2.16, BUDEE has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the BUDEE Balance Sheets in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

17.	Environmental Matters. None of the operations of BUDEE involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

18.	Material Changes. Except for this Merger Transaction and such other transactions as are set forth on Schedule 2.18, since the date of the BUDEE Balance Sheet:

a.	there has been no event, occurrence or development that has had a BUDEE Material Adverse Effect;

b.	BUDEE has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in BUDEE financial statements pursuant to Cash Basis;

c.	BUDEE has not altered its method of accounting or the identity of its auditors;

d.	Other than as disclosed in Schedule 2.18 hereto, BUDEE has not declared or made any dividend or distribution of cash or other property to its security holders except nominal payments in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any stock except consistent with prior practice; and

e.	BUDEE has not issued any securities to any officer, director, member or affiliate, except pursuant the conversion or exercise of outstanding BUDEE securities.

19.	Full Disclosure. The representations and warranties of BUDEE contained in this Agreement (and in any schedule, exhibit, certificate, the Smartsheet.com Data Room, or other instrument to be delivered under this Agreement) are believed in good faith to be true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which BUDEE has knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a BUDEE Material Adverse Effect or materially adversely affect the ability of BUDEE to consummate in a timely manner the transactions contemplated hereby.

III.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND BA

Each of Parent and BA, jointly and severally, hereby represents and warrants to BUDEE that the statements contained in this ARTICLE III are true and correct.

1.	Organization of Parent and BA. Each of Parent and BA is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and BA as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy shall be deemed not to be a Parent Material Adverse Effect.

Parent has delivered or made available to BUDEE a true and correct copy of the Articles of Incorporation and Bylaws of each of Parent and BA, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor BA is in violation of any of the provisions of any of its governing instruments.

2.	Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock of which there were 43,102,024 shares issued and outstanding as of February 21, 2020 and 15,000,000 shares of preferred stock, none of which were shares issued and out-standing as of February 21, 2020. All outstanding shares of Parent and BA are duly authorized, validly issued, fully paid, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate/Articles of Incorporation or Bylaws of Parent and BA, respectively or any agreement or document to which Parent or BA is a party or by which it is bound.

3.	Reserved.

4.	Authority.

a.	Each of Parent and BA has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary company action on the part of each of Parent and BA, subject only to the adoption of this Agreement by BA’s Board of Directors and the filing and recordation of the Certificate of Merger pursuant to the NRS or CCC, as the case may be. This Agreement has been duly executed and delivered by each of Parent and BA and, assuming the due authorization, execution and delivery by BUDEE, constitutes the valid and binding obligation of each of Parent and BA, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

b.	The execution and delivery of this Agreement by each of Parent and BA, do not, and the performance of this Agreement by each of Parent and BA, will not:

1.	conflict with or violate the Articles of Incorporation or Bylaws of Parent, or the Certificate of Incorporation or Bylaws of BA, respectively, (collectively, the “Parent Charter Documents”);

2.	subject to compliance with the requirements set forth in Section 3.4(d) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or BA, respectively, or by which its or any of their respective properties is bound or affected; or

3.	result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent’s or BA’ rights or alter the rights or obligations of any third party under, or to Parent’s knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or BA, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or BA is a party or by which Parent or BA, or any of their respective properties are bound or affected.

c.	Other than as listed in Schedule 3.4(c), no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to any of Parent or BA in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:

1.	the filing of the Certificate of Merger with the Secretaries of State of Nevada and California, respectively;

2.	such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and;

3.	such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

5.	Parent SEC Filings; Parent Financial Statements.

a.	Parent has filed all forms, reports and documents required to be filed with the SEC. All such required forms, reports and documents (including the financial statements, exhibits and schedules thereto and those documents that Parent may file subsequent to the date hereof) are collectively referred to herein as the “Parent SEC Reports”. As of their respective dates, Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

b.	Each of the financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the “Parent Financials”), including any Parent SEC Reports filed after the date hereof until the Closing, as of their respective dates:

i.	complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto;

ii.	was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act); and

iii.	fairly presented the financial position of Parent at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

c.	The balance sheet of Parent as of December 31, 2019 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in Parent Financials, Parent does not have any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except liabilities (i) provided for in Parent Balance Sheet, or (ii) incurred since the date of Parent Balance Sheet in the ordinary course of business consistent with past practices. No person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or unaudited, any financial statements, supporting schedules or other financial data filed by Parent with the SEC.

6.	Absence of Certain Changes or Events. Except as disclosed in Parent SEC Reports filed prior to the date hereof or as contemplated by this Agreement, since the date of Parent Balance Sheet, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been:

a.	any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect;

b.	any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or BA, whether or not covered by insurance;

c.	any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby;

d.	any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Date; or

e.	any change by Parent in accounting principles, practices or methods.

7.	No Undisclosed Liabilities. Except as reflected in Parent Financials or as otherwise disclosed on Schedule 3.7, Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of Parent Financials in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim, or lawsuit).

8.	Tax Matters. Other than as disclosed, the Parent timely filed all required Tax Returns with the appropriate Taxing Authorities before the Effective Date. These Tax Returns were true, correct, and complete in all material respects. No extension is in effect for Parent with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes. Parent has paid in full all Taxes which have become due and payable on or before the Effective Date (whether or not shown on any Tax Return). Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to Parent through the Effective Date. There are no liens for Taxes upon Parent or BA or any of their properties or assets except for Taxes not yet due and payable. Neither Parent nor BA has any liability for the Taxes of any other person under Treasury Regulation Section 1.502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise. Parent does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing Agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law). No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against Parent that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against Parent with respect to any Taxes. Parent has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return. No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where Parent did not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither Parent nor BA is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

As used in this Agreement, “Tax” means any federal, state, province, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, disability, severance, stamp, gains, registration, value added, occupation, premium, real property, personal property, profits, windfall profits, environmental, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

As used in this Agreement, “Tax Return” is defined as any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting information, schedule, attachment and any amendment thereof) filed or required to be filed with any federal, state, province, local or foreign governmental entity or other authority (a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

9.	Contracts and Commitments.

a.	Other than as disclosed in Parent’s filings with the U. S. Securities and Exchange Commission, Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Parent or BA is a party, which are currently in effect, and which relate to the operation of Parent’s business, or where applicable, the business of BA:

1.	collective bargaining agreement or contract with any labor union;

2.	bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

3.	hospitalization insurance or other welfare benefit plan or practice, whether formal or informal;

4.	stock purchase or stock option plan;

5.	contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person;

6.	confidentiality agreement;

7.	contract, agreement or understanding relating to the voting of Parent Common Stock or the election of directors of Parent;

8.	agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Parent or BA;

9.	guaranty of any obligation for borrowed money or otherwise;

10.	lease or agreement under which Parent or BA is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000;

11.	lease or agreement under which Parent or BA is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000;

12.	contract which prohibits Parent or BA from freely engaging in business anywhere in the world;

13.	license agreement or agreement providing for the payment or receipt of royalties or other compensation by Parent or BA in connection with any intellectual property rights;

14.	contract or commitment for capital expenditures in excess of $50,000;

15.	agreement for the sale of any capital asset;

16.	contract with BA any affiliate thereof which in any way relates to Parent (other than for employment on customary terms); or

17.	other agreement which is either material to Parent’s business or was not entered into in the ordinary course of business.

b.	To Parent’s knowledge, Parent and BA have performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in Schedule 3.9 hereto and are not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption, Parent and BA, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption, and Parent has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

10.	Ongoing Parent Support. Additionally, Parent will provide adequate financial support for marketing and other operating costs needed to support BA’s growth such that the revenue targets set forth herein and in mutually-agreed budgets to be developed by the parties are reasonably attainable. Parent agrees that it will take no actions, either before or after the Effective Date, that might frustrate BUDEE’s ability to meet the revenue targets set forth herein, if any. The scope and quantification of Parent’s financial support commitment shall be as detailed in the business plan.

11.	Compliance; Permits; Restrictions.

a.	Neither Parent nor BA is in conflict with, or in default or violation of:

i.	any law, rule, regulation, order, judgment or decree applicable to Parent or BA or by which it or any of its properties are bound or affected; or

ii.	any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or BA is a party or by which Parent or BA or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect.

b.	To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or BA, nor has any Governmental Entity indicated in writing an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Parent or BA which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or BA, any acquisition of material property by Parent or BA or the conduct of business by Parent as currently conducted.

c.	Parent and BA hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”). Parent and BA are in compliance in all material respects with the terms of Parent Permits.

12.	Litigation. Outside of what has been disclosed, there is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or BA has received any written notice of assertion nor, to Parent’s knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or BA seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

13.	Brokers’ and Finders’ Fees. Neither Parent nor BA has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

14.	Employees.

a.	BA does not now have, nor has it ever had at any time, any employees.

b.	Except as otherwise set forth in Schedule 3.14, or as contemplated by this Agreement, to the knowledge of Parent, neither any executive employee of Parent nor any group of Parent’s employees has any plans to terminate his, her or its employment.

c.	Parent has no material labor relations problem pending and its labor relations are satisfactory.

d.	There are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim.

e.	To the knowledge of Parent, no employee of Parent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent.

f.	No employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

15.	Affiliate Transactions. Except as set forth in Parent’s filings with the U.S. Securities and Exchange Commission or in Schedule 3.15 hereto, and other than pursuant to this Agreement, no officer, director or employee of Parent, BA or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent (other than ownership of capital stock of Parent). Parent is not indebted to any Parent Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent) except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 3.15, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

16.	Books and Records. The books of account, minute books, stock record books, and other records of Parent and BA have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent.

17.	Real Property. Neither Parent nor BA owns any real property. Schedule 3.17 contains an accurate list of all leaseholds and other interests of Parent and BA in any real property. Parent and BA have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Parent’s business.

18.	Insurance. The insurance policies owned and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Parent has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

19.	Environmental Matters. None of the operations of Parent or BA involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

20.	Absence of Liens and Encumbrances. Each of Parent and BA has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except:

a.	as reflected in Parent Financial Statement;

b.	for liens for taxes not yet due and payable; and

c.	for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

21.	Board Approval. The Board of Directors of Parent and BA:

a.	determined that the Merger is fair to, advisable and in the best interests of it and its stockholders or members;

b.	approved the Merger Consideration; and

c.	duly approved the Merger, this Agreement and the transactions contemplated hereby.

22.	Disclosed Information. None of the information supplied or to be supplied by Parent or BA, or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

23.	Investigations and Inquiries. Nether Parent, BA nor any of its respective directors, officers or managing members is the subject of any investigation, inquiry or proceeding before the Securities Exchange Commission or any state securities commission or administrative agency.

24.	Foreign Corrupt Practices. Neither Parent nor BA, nor to Parent’s knowledge, any director, officer, managing member, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent or BA:

a.	used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

b.	made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

c.	violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or

d.	made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

25.	Sarbanes-Oxley Act. Other than as set forth on Schedule 3.26, Parent is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof or any elements of non-compliance.

26.	Patriot Act. To the extent applicable, both Parent and BA are in compliance, in all material respects, with the following federal laws:

a.	Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto; and

b.	Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

27.	Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between Parent and an unconsolidated or other off-balance sheet entity that is required to be disclosed by Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Parent Material Adverse Effect.

28.	Investment Company Status. Neither Parent nor the BA is, nor upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

Full Disclosure. The representations and warranties of Parent and BA contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to BUDEE pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or BA or materially adversely affect the ability of Parent or BA to consummate in a timely manner the transactions contemplated hereby.

IV.

CONDUCT PRIOR TO THE EFFECTIVE DATE

1.	Conduct of Business by the Parties. During the period from the date of execution of this Agreement (“Execution Date”) and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VII or the Effective Date, except as contemplated by this Agreement or the transactions contemplated hereby and thereby, each of BUDEE and BA and Parent shall conduct their respective businesses in the ordinary course and in substantial compliance (except as stated elsewhere in this Agreement) with all applicable laws and regulations, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to:

a.	preserve intact their present business organization;

b.	keep available the services of each of their present officers and key employees, respectively; and

c.	preserve to the best of their ability their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

2.	Covenants of BUDEE. Except as disclosed in Schedule 4.2 hereto, permitted by the terms of this Agreement or the transactions contemplated hereby and thereby, during the period from the Execution Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Date, BUDEE shall not:

a.	amend the BUDEE Articles of Incorporation (other than as provided herein);

b.	split, combine or reclassify its outstanding stock;

c.	declare, set aside or pay any dividend payable in cash, stock or property in respect of any stock;

d.	conduct its business, other than in the ordinary course consistent with past practices;

e.	issue any stock or any options, warrants or other rights to subscribe for or purchase any stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any securities of BUDEE; or directly or indirectly redeem, purchase, sell or otherwise acquire any securities of BUDEE

V.

ADDITIONAL AGREEMENTS

1.	Due Diligence and Access.

a.	Each Party will authorize its management to allow the other Party and such other Party’s advisors access to its personnel, facilities, contracts, books, and records, in each case to the extent relating to its participation in the transaction, for the purpose of conducting such other Party’s due diligence with respect to the transaction, subject to the Confidentiality Agreement between the Parties.

b.	The Parties have completed their respective due diligence regarding the transaction.

c.	In carrying out its due diligence pursuant to hereto, (i) Parent agrees that it will direct all requests for any information concerning BUDEE and/or their affiliates to Sal Villanueva, (ii) BUDEE agrees that it will direct all requests for any information concerning Parent and/or its affiliates to Brian Hayek; and (iii) neither Party will make any inquiries of any other parties and/or their affiliates’ customers, suppliers, lenders, employees or other service providers with respect to the other Party or the transaction without the prior written consent of the other Party’s Diligence Contact (which consent may be withheld for any reason or no reason at all in the sole discretion of the other Party).

2.	Public Disclosure; Securities Law Filings. Parent and BUDEE will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. In addition, Parent and BUDEE agree to cooperate in the preparation and filing of all filings required by applicable securities laws, including, without limitation, the Merger Form 8-K (as defined in Section 6.1 below), periodic and other reports required by Section 13 of the Exchange Act, and information required by Section 14(f) of the Exchange Act, including Rule 14f-1 promulgated thereunder.

3.	Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

4.	Commercially Reasonable Efforts; Notification.

a.	Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following:

i.	causing the conditions precedent set forth in ARTICLE IV to be satisfied;

ii.	obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any federal, state, local or foreign governmental authority (collectively, “Governmental Entities” and each a “Governmental Entity”);

iii.	making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any);

iv.	avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement;

v.	obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement;

vi.	defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

vii.	executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

b.	Parent shall give prompt notice to BUDEE upon becoming aware that any representation or warranty made by it or BA contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or BA to comply with or satisfy in any material respect any covenant, condition or Agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

c.	BUDEE shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of BUDEE to comply with or satisfy in any material respect any covenant, condition or Agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.	Third Party Consents. On or before the Effective Date, Parent, BA and BUDEE will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

6.	BUDEE Stockholders’ Written Consent; Materials to Stockholders. BUDEE shall use commercially reasonable efforts to obtain, in lieu of holding a stockholders or members meeting, the written consent of the number of BUDEE stockholders or members necessary under its Articles of Incorporation and By-Laws to approve this Agreement and the Merger.

7.	Indemnification. BA and Parent shall advance defense costs (or provide a defense), and indemnify each of the Founders, BUDEE (its Officers, Directors, Employees and Agents) for all claims, losses, expenses, liabilities, attorneys fees, fees, investigation and judgments, arising from (a) any lawsuit, investigation or other challenge made to the enforceability of this Agreement or the Merger by Parent’s shareholder’s or federal regulators, as well as for (b) any services provided by the BA shareholders to BA and Parent following the Merger pursuant to any employment Agreement.

8.	Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, except as a result of a fraud, or a material misstatement or omission hereunder, perpetrated by any party to this Agreement, or their respective successors or affiliates, no party shall have any liability to any other party hereunder from and after the Effective Date except pursuant to this Agreement or any other agreement which specifically provides that it will survive or be effective after the Effective Date.

9.	Failure to Fulfill Conditions. In the event that any of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

10.	Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of the following:

a.	the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date; and

b.	any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

11.	Access to Information. Each of BUDEE, Parent and BA shall afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Date to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly:

a.	a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Parent Material Adverse Effect or BUDEE Material Adverse Effect on it; and

b.	such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger.

c.	All non-public documents and information furnished to any of BUDEE, Parent or BA, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence.

12.	Reversion and Right of First Refusal. In the event that within 36 months of execution of this Agreement (a) Parent is liquidated (either voluntarily or otherwise) or files for protection under any applicable Bankruptcy statute during the period of time when any portion of the merger consideration is still outstanding or (b) Parent shall be delisted from the OTC Markets (or any equivalent market), then the equity holders of BUDEE immediately prior to the Effective Date shall have the right, but not the obligation to re-purchase all of the assets of BUDEE for their then fair market value within sixty (60) days of the occurrence of either the liquidation, Bankruptcy filing or delisting. If the parties are unable to negotiate a mutually-agreed re-purchase price in good faith or through mediation, then they will appoint a mutually-agreed third-party valuation expert to determine such fair market value.

VI.

CONDITIONS TO THE MERGER

1.	Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger, and the Closing taking place, shall be subject to the satisfaction at or prior to the Effective Date of the following conditions, any of which may be waived if waived in writing by both Parent and BUDEE:

a.	Due Diligence. No party shall have advised any other party prior to the Effective Date that it is unsatisfied with any due diligence matter.

b.	Business Plan. The parties shall have agreed on a written Business Plan, including but not limited to (a) the hiring of any BUDEE’s current employees and incorporation of their benefits packages; (b) Agreement as to BUDEE shareholder’s management role with respect to BUDEE’s ongoing business, (c) the budget for BA and financial contributions and support to be provided by Parent, and (d) overall business growth strategy.

c.	Employment Agreement. Parent shall enter into an Employment Agreement with Salvador Villanueva III with the title of President with a base salary at an annualized rate of $30,000 from the Effective Date through February 10, 2022. At Salvador Villanueva’s option he may renew his employment agreement for two additional one-year terms, with a 120% base salary increase for each renewal term, with a $60,000 annual bonus. Further Parent shall enter into a Services Agreement with IP Holding Company LLC at a monthly rate of $10,000 per month with a two-year term. Parent shall enter into an Employment Agreement with Lisa Chow with a base salary at an annualized rate of $150,000 from the effective date through February 10, 2022. At Lisa Chow’s option she may renew her employment agreement for two additional one-year terms, with a 120% base salary increase for each renewal term. Parent shall enter into an Employment Agreement with Jeanette Villanueva with a base salary at an annualized rate of $150,000 from the effective date through February 10, 2022. At Jeanette Villanueva option she may renew her Employment Agreement for two additional one-year terms, with a 20% base salary increase for each renewal term. This employment agreement shall include conditions normally found in agreements of this nature and consistent with other employment agreements entered into by Parent in connection with prior acquisitions and of similar companies, including but not limited to full indemnification for all business activities conducted on behalf of BUDEE and/or Parent. If Salvador Villanueva III, IP Holding Company, Lisa Chow or Jeanette Villanueva are terminated without cause all monies shall be paid in full to the affected individual. In addition, IP Holding Company would be paid in full if Salvador Villanueva III is terminated.

d.	Bonus Structure. The parties’ development of a framework with milestones and triggers for bonuses and additional compensation for management based upon agreed metrics, including but not limited to BUDEE’s performance and the generation of new affiliate agreements for Parent, as well as upon a change of control of Parent or BA.

e.	No Prohibitive Change of Law. Other than Federal legislation relating to the sale of cannabis, there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

f.	Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

g.	Schedules. Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

h.	Exhibits. The parties shall mutually agree upon the form and substance of all the Exhibits to this Agreement and the appropriate signatories thereto shall have executed and delivered each such document. All documents and disclosures furnished by BUDEE within the Smart Sheet Data room shall be incorporated as Exhibits to this Agreement.

i.	Officers’ Certificate. Each party shall have furnished to the other a certificate of its Chief Executive Officer dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2(a) and 6.2(b) or 6.3(a) and 6.3(b) (as applicable) have been fulfilled and are true and correct.

j.	Readiness of the Form 8-K. The Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by BUDEE, and such other information (including financial statements) that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”) shall be, in the opinion of the parties, in a form reasonably acceptable for filing with the SEC immediately following the Closing. The Merger Form 8-K will be prepared by counsel for Parent, subject to review by Parent’s counsel. Notwithstanding the foregoing, BUDEE and its counsel are not making any representations concerning compliance of the Merger Form 8-K with securities laws and assume no liability or responsibility therefor.

2.	Additional Conditions to Obligations of BUDEE. The obligation of BUDEE to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by BUDEE:

a.	Representations and Warranties. The representations and warranties of Parent and BA set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except to the extent any such representation and warranty expressly speaks only as of an earlier date) and BUDEE shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

b.	Agreements and Covenants. Each of Parent and BA shall have performed or complied with, in all material respects, all Agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Date, and BUDEE shall have received a certificate to such effect signed on behalf of each of Parent and BA by an authorized officer of BUDEE.

c.	Consents and Approvals. Parent and BA shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or BA’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent or BA.

d.	No Closing Material Adverse Effect. Since the date hereof, there has not occurred a Parent Material Adverse Effect. For purposes of the preceding sentence and Section the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

i.	any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless BUDEE shall conclude that it has or could have a Parent Material Adverse Effect on Parent and the Surviving Corporation, taken as a whole; and

ii.	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

e.	Resignations. Each of the officers and directors of BUDEE immediately prior to the Effective Date shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Effective Date.

f.	Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by BUDEE in connection therewith.

3.	Additional Conditions to the Obligations of Parent and BA. The obligations of Parent and BA to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

a.	Representations and Warranties. The representations and warranties of BUDEE set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as if made on and as of the Effective Date (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement) and Parent shall have received a certificate signed on behalf of BUDEE by its President to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, a BUDEE Material Adverse Effect.

b.	Agreements and Covenants. BUDEE shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Date, and Parent shall have received certificates to such effect signed on behalf of BUDEE by authorized officers of each respective company.

c.	Receipt and Approval of BUDEE Unaudited Financial Statements. Parent and BA shall have received and approved the unaudited financial statements of BUDEE for the period ended December 31, 2018 and 2019 and reviewed (with respect to any interim financial statements) by a PCAOB-registered auditor within 60 days of the Effective Date.

d.	Resignation of BUDEE Officers and Directors. The Officers and Directors of BUDEE shall have tendered their resignations from their respective offices to be effective at the Closing.

e.	No Closing Material Adverse Effect. Since the date hereof, there shall not have occurred a BUDEE Material Adverse Effect. For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a BUDEE Material Adverse Effect:

i.	any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless BUDEE shall conclude that it has or could have a BUDEE Material Adverse Effect on BUDEE and the Surviving Company, taken as a whole; and

ii.	any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the biotechnology or pharmaceutical industries.

ARTICLE VII

TERMINATION, AMENDMENT, DEFAULT AND WAIVER

1.	Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after the requisite approval of the shareholders of BUDEE:

a.	by mutual written consent duly authorized by the Boards of Director of Parent and BUDEE; or

b.	by either Parent or BUDEE if the Merger shall not have been consummated by April 1, 2020 (such date, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

c.	by either Parent or BUDEE if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and non-appealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger; or

d.	by Parent, on the one hand, or BUDEE, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Sections 6.1 and 6.2 (in the case of BUDEE) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

e.	by BUDEE if any representation and warranty of Parent and BA set forth in Article III is determined to be false or inaccurate.

2.	Fees and Expenses. Except as otherwise set forth in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated. As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

3.	Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Date; provided, however, that, after the approval and adoption of this Agreement by the shareholders of BUDEE, there shall not be any amendment that by applicable law requires further approval by the shareholders of BUDEE without the further approval of such shareholders. This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, BUDEE and BA.

4.	Extension; Waiver. At any time prior to the Effective Date, any party hereto may, to the extent legally allowed:

a.	extend the time for the performance of any of the obligations or other acts of the other parties hereto;

b.	waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and

c.	waive compliance with any of the Agreements or conditions for the benefit of such party contained herein.

d.	Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

VIII

GENERAL PROVISIONS

1.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

a.	if to Parent or BA (prior to Closing):

Driven Deliveries, Inc.

134 Penn St

El Segundo, CA 90245

Attn: Brian Hayek, President

Phone: (833) 378-6420

With a copy to:

Robert L. B. Diener

41 Ulua Place

Haiku, HI 96708

Phone: (808) 573-6163

Fax: (310) 362-8887

b.	if to BUDEE (prior to Closing):

2383 N. Main Street

#313

Walnut Creek, CA 94596

Attn: Sal Villanueva; CEO

Phone: (805)304-4935

With a copy to:

Sutter Law, P.C.

Attn: Eric Milliken

447 Sutter Street, Suite 506

San Francisco, CA 94108

Phone: (415) 341-2888

2.	Interpretation.

a.	When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

b.	For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

c.	For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

d.	For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

3.	Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or other electronic data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

4.	Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Sal Villenueva, Lisa Villenueva and Jeannette Villenueva are third party beneficiaries of this Agreement. Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.	Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.	Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

7.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in San Diego, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.	Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.	Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.	Waiver of Jury Trial. EACH OF PARENT, BA AND BUDEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, BA AND BUDEE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.	Survival of Representations and Warranties. The respective representations, warranties, obligations, agreements and promises of the parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of one year following the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

DRIVEN DELIVERIES, INC.

By:	/s/ Brian Hayek
Name:	Brian Hayek
Title:	President

BUDEE ACQUISITION, INC.

By:	/s/ Brian Hayek
Name:	Brian Hayek
Title:	President

BUDEE, INC.

By:	/s/ Salvador Villanueva
Name:	Salvador Villanueva
Title:	President